EXHIBIT 6

EXHIBIT A
LIMITED PARTNERSHIP AGREEMENT

Bridgewell Preferred Income Fund, L.P.
A Florida limited partnership

THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of BRIDGEWELL PREFERRED INCOME FUND, L.P., a Florida limited partnership (“Partnership”), as of March 31, 2017 (the “Effective Date”), by and among Preferred Fund Manager, LLC, a Florida limited liability company, as the “General Partner,” and those Persons admitted from time to time as limited partners of the Partnership upon execution of a Subscription Agreement for Interests whose names are set forth and recorded in the books and records of the Partnership, as the “Limited Partners.”

All capitalized terms used herein are defined in the Glossary attached hereto and incorporated herein by this reference.

ARTICLE I
FORMATION, NAME AND CERTIFICATE

1.01 Formation. The Partnership has been formed as a limited partnership pursuant to the provisions of the Act and this Agreement sets forth the rights, duties and obligations of the General Partner, the limit of liabilities of the Limited Partners, and the rights of the Partners with respect to the assets of the Partnership and the profits and losses which the Partners shall receive from the Partnership by reason of their being Partners.

1.02 Name of Partnership. The Partners hereby agree that the Partnership shall conduct its business under the name of “Bridgewell Preferred Income Fund, L.P.”

1.03 Certificate of Limited Partnership. The General Partner has executed a Certificate of Limited Partnership pursuant to the relevant provisions of the Act, which has been duly filed in the Office of the Secretary of State of Florida.

1.04 Registered Agent. The registered agent for service of process for the Partnership shall be John Parrett, or any successor as appointed by the General Partner in accordance with the Act. The registered office of the Partnership is located at 496 Delaney Ave #408, Orlando, FL 32801.

ARTICLE II
PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Partnership shall be 496 Delaney Ave #408, Orlando, FL 32801, or at such other place or places as the General Partner may from time to time elect upon notice to the Limited Partners.

ARTICLE III
TERM OF THE PARTNERSHIP

The term of the Partnership commenced as of the date the Certificate of Limited Partnership was filed in the Office of the Secretary of State of Florida, and shall continue until terminated by the winding up and liquidation of the Partnership and its business following a Dissolution Event, as provided in Article XI hereof.

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ARTICLE IV
BUSINESS PURPOSE AND POWERS

The principal business of the Partnership is to originate and manage commercial Mortgage Loans secured by residential and commercial real estate properties primarily in the western United States. The Partnership shall have the power to do and perform all things necessary for, incident to and connected with or arising out of such purpose, as determined by the General Partner, and shall take such actions as may be conducive to the accomplishment of such purpose.

ARTICLE V
CAPITAL AND LOANS

5.01 Partners’ Capital Contributions. Each Partner shall contribute the amount set forth for such Partner on the books and records of the Partnership as his, her or its Capital Contribution. Said amount shall be credited to the Partners’ respective Capital Accounts upon the date of contribution. No Limited Partner shall be deemed admitted into the Partnership, unless such Limited Partner has fully funded such Limited Partner’s Capital Contribution.

5.02 Capital Contributions in General. Except as otherwise expressly provided in this Agreement, (a) no part of the contributions of any Partner to the capital of the Partnership may be withdrawn by such Partner, (b) no Partner shall be entitled to receive interest on his, her or its contributions to the capital of the Partnership, (c) no Partner shall have the right to demand or receive property other than cash in return for his, her or its contributions to the Partnership, and (d) no loan made by any Partner to the Partnership shall increase such Partner’s Percentage Interest. All Capital Contributions made by a Partner shall establish the number of Interests held by each Limited Partner, and be credited to his, her or its Capital Account in the amount of such contribution, and the Percentage Interests of the Partners will be adjusted to reflect the new relative proportions of the Capital Accounts of the Partners.

5.03 Obligations of the Limited Partners. Except as set forth in Section 5.01 above, in no event shall the Limited Partners have any obligation or duty to contribute capital or make a loan or loans to the Partnership. In no event shall the Limited Partners be liable or accountable in damages or otherwise to the Partnership or to any third party for any debts or liabilities of the Partnership.

ARTICLE VI
ALLOCATION OF PROFITS AND LOSSES

6.01 Net Losses. Net Losses of the Partnership for each fiscal year shall be charged to the Partners at the end of such fiscal year as follows:

(a)	Reduction of Capital. First, to those Partners with a positive Capital Account balance in the ratio that each such Partner’s Capital Account bears to the Capital Accounts of all such Partners until and to the extent required to reduce the positive balance of such Partners’ Capital Accounts to zero;

(b)	General Partner. Thereafter, to the Partners in accordance with their Percentage Interests.

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6.02 Net Profits. Net Profits for each fiscal year shall be allocated to the Partners at the end of each fiscal year in the following order of priority:

(a)	Excess General Partner Losses. First, to the General Partner to the extent the Net Losses charged to the General Partner for the current and all prior Fiscal Years under Section 6.01(c) above exceeds the Net Profits allocated to the General Partner for the current and all prior Fiscal Years pursuant to this Section 6.02(a);

(b)	Chargeback for Capital Reduction. Next, to the Limited Partners, to the extent of and in proportion to the amount by which Net Losses charged to each such Limited Partner for the current and all prior Fiscal Years of the Partnership under Section 6.01(a) above exceeds the Net Profits allocated to each such Limited Partner for the current and all prior Fiscal Years of the Partnership pursuant to this Section 6.02 (b);

(c)	Preferred Returns. Next, pro-rata among the Limited Partners in amounts equal to the actual, cumulative distributions of Preferred Returns to such Limited Partners pursuant to Section 7.01(a) and/or Section 7.02(b) below, to the extent that such distributions of Preferred Returns have not previously been taken into account under this Section 6.02(c) or another section of this Agreement that would provide for a similar allocation of taxable income to match Preferred Returns; and Remainder. Thereafter, one hundred percent (100%) to the General Partner.

6.03 Differing Tax Basis; Tax Allocation. The Partners shall cause depreciation or cost recovery deductions and gain or loss with respect to each item of property to be allocated among the Partners for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Regulations promulgated thereunder, and for state income tax purposes in accordance with the principles of comparable state provisions, as amended, and the regulations promulgated thereunder, so as to take into account the variation, if any, between the adjusted tax basis of such property and its gross asset value. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.

6.04 Minimum Gain. Notwithstanding the foregoing provisions of this Article VI, if there is a net decrease in Partnership minimum gain (as defined in Regulation Section 1.704-2(d)(1)) during any Fiscal Year, each Partner shall be allocated items of income and gain for such period equal to that Partner’s Share of the net decrease in Partnership minimum gain in accordance with the principles set forth in Regulation Section 1.704-2(f)(1).

6.05 Depreciation Recapture. Each Partner’s allocable Share of Partnership Net Profits which is characterized as ordinary income pursuant to Sections 1245 or 1250 of the Code or the applicable state sections, as amended, with respect to the disposition of an item of Partnership property, shall bear the same ratio to the total Net Profits so characterized of the Partnership as such Partner’s Share of the past depreciation and/or cost recovery deductions taken with respect to the item of property bears to all the Partners’ past depreciation and/or cost recovery deductions with respect to that property.

6.06 Qualified Income Offset. Notwithstanding anything to the contrary contained herein, it is the intention of the Partners that allocations of Net Profits and Net Losses to the Partners shall be made in compliance with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d). In furtherance thereof, the following provision shall apply:

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(a)	Deficit Balance. Net Losses shall not be allocated to the Limited Partners if such allocation would, together with any decrease (and increase) of the Limited Partner’s Capital Account pursuant to the provisions of the Regulations Sections 1.704-1, (5) and (6), cause or increase a deficit balance. Each Limited Partner’s Capital Account adjusted as provided by this Section 6.06(a) shall be referred to as the “Adjusted Capital Account.”

(b)	Other Losses. Any Net Losses not allocable to the Limited Partners pursuant to Section 6.06(a) shall be allocated to the General Partner.

(c)	Unexpected Allocation. If the Limited Partners unexpectedly receive an adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and/or (6), then the Limited Partners will be allocated items of income and gain in an amount and manner sufficient to eliminate any deficit balance in the Limited Partners’ Adjusted Capital Accounts as quickly as possible.

6.07 Interpretation. The provisions of this Article VI are intended to comply with Regulation Sections 1.704-1(b) and 1.704-2, as amended from time to time, and shall be interpreted in accordance therewith.

6.08 Profits Interest. This Agreement is structured such that the General Partner (as General Partner) has no interest in the capital of the company. Rather, the General Partner only has an interest in the future profits of the Company. The intention of this Agreement is that the General Partner have a profits interest as described in IRS Revenue Procedure 93-27.

ARTICLE VII
DISTRIBUTION OF CASH FLOW

7.01 Operating Cash Flow. Except as provided elsewhere in this Agreement, Operating Cash Flow of the Partnership shall be distributed to the Partners monthly, so long as the General Partner determines it is available for distribution, in the following order of priority:

(a)	First, to the Limited Partners in proportion to their unpaid cumulative, non-compounded Preferred Returns until all unpaid Preferred Returns have been paid in accordance with their Percentage Interests until all Limited Partners have received a cumulative, non-compounded Preferred Return of seven percent (7%) per annum on their Capital Contributions.

(b)	Second, one hundred percent (100%) to the General Partner.

ARTICLE VIII
MANAGEMENT

8.01 Power and Authority of the General Partner. Except as otherwise expressly provided in this Agreement, the General Partner alone shall have the sole and exclusive power and authority to manage all facets of the business of the Partnership. Without limiting the generality of the foregoing, the General Partner is expressly authorized on behalf of, and at the expense of, the Partnership to take any of the following actions without the consent of the Limited Partners:

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(a)	Contracts. Execute agreements, contracts, documents, affidavits, assignments, bills of sale, certifications and other instruments necessary or convenient in connection with the acquisition, disposition, encumbrance, development, management, maintenance and operation of Property, or in connection with managing the affairs of the Partnership.

(b)	Place Mortgage Loans. Perform all due diligence on potential Borrowers and properties, inspect all properties, marketing of its Mortgage Loan services, financing of Mortgage Loans, entering of note agreements, record mortgages or deeds of trusts, foreclose on real properties secured by Mortgage Loans, and otherwise carry out any and all duties necessary to enter into Mortgage Loans with suitable Borrowers on suitable real property in order to advance the purpose of the Partnership. The General Partner may make decisions relating to the management of Mortgage Loans.

(c)	Acquisitions, Financing, Sales and Other Transactions. Acquire, operate, maintain, finance, entitle, improve, construct, sell or otherwise convey, assign, and/or enter into lease agreements or options for any real or personal property as may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership.

(d)	Loans. Incur debt on behalf of the Partnership on such terms and conditions as determined appropriate by the General Partner.

(e)	Contractors. Retain, determine the level of compensation, supervise and coordinate any independent contractors engaged by the Partnership and other persons and entities rendering services to the Partnership, including, without limitation, causing the Partnership to enter into management agreements for the management of the any investment made by the Partnership, the business of the Partnership or any portion thereof.

(f)	Licenses. Obtain any and all licenses including, without limitation, business licenses, and any other licenses or permits which may be required in connection with the business operations of the Partnership.

(g)	Insurance. Obtain and keep in force insurance for the protection of the Partners and the Partnership and all insurance coverage it elects to obtain.

(h)	Payment of Bills. Promptly paying, when due, all Partnership costs and expenses.

(i)	General Administrative. Perform all other functions of a general and administrative nature.

(j)	Compliance. Using diligent efforts to cause the Partnership to comply with obligations imposed upon it pursuant to any and all laws and regulations applicable to the Partnership.

(k)	Accounting and Reports. Keep the books, records and accounts of the Partnership, and prepare and deliver such financial information and reports required to be delivered to the Partners pursuant to and in compliance with the terms of this Agreement.

(l)	Extension of Credit. Cause or permit the Partnership to extend credit or to make any loans or become a surety, guarantor, endorser or accommodation endorser.

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(m)	Releases. Release, compromise, assign or transfer any claims, rights or benefits of the Partnership.

(n)	Confess Judgment. Confess a judgment against the Partnership or submitting a claim of any of the Partnership to arbitration.

(o)	Distributions. Distribute any cash or property of the Partnership to the Partners in accordance with the terms of this Agreement.

(p)	Establish Reserves. Establish any reserve in such amount as is determined appropriate by the General Partner.

(q)	Tax Returns and Elections. File on behalf of the Partnership any federal or state income tax or information returns, elections or choices of methods of reporting income or loss for federal or state income tax purposes.

(r)	Admission of Partner. Admit any person or entity as an additional Partner to the Partnership.

(s)	General Partner or Affiliate Contracts. Enter into, modify or rescind any contract with the General Partner or an Affiliate of the General Partner; declaring a default thereunder; instituting, settling or compromising a claim with respect thereto; waive any rights of the Partnership against the other party thereto; or consent to the assignment of any rights or the delegation of any duties by the other party thereto, it being agreed and understood that the General Partner, acting alone, shall have all such rights and powers of the Partnership with respect to such decisions.

(t)	Co-Investments, Joint Ventures and Participations. Negotiate and enter into co-investments, joint ventures and participations between the Partnership and other investors on certain investments made by the Partnership, which may include separate promote structures between the General Partner and the co-investor, joint venture or participant, which may directly benefit the General Partner or an Affiliate of the General Partner, separate from any compensation the General Partner may earn as General Partner of the Partnership.

(b)	Expenses.

(i) Organizational Expenses. All organizational expenses of the Partnership will be paid by the Partnership, including, without limitation, reimbursement to the General Partner for out-of-pocket expenses of organizing the Partnership and marketing Interests to prospective Limited Partners. Collectively called “Organizational Expenses”, these General Partner reimbursables include but are not limited to the following: legal, accounting, and travel and entertainment expenses, administration, filing, and printing, and production of marketing materials.

(ii) Generally. The Partnership will pay, or reimburse the General Partner for, all costs and expenses arising from the Partnership’s operations, including, without limitation, legal, tax, accounting, auditing, administration and other professional advice and the advice of other consultants and experts on behalf of the Partnership, expenses related to the potential acquisition, holding, servicing and sale of Properties, and expenses related to sourcing, underwriting, conducting due diligence, bidding on and completing investment transactions, including fees and commission, travel expenses, and brokers’ fees and commissions related thereto, together with Asset Management Fees (“Partnership Expenses.”) The General Partner will not, however, be entitled to special fees with respect to underwriting or other services performed with respect to Properties, other than the Fees disclosed herein.

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(c)	Partnership Loans.

(i) Loans to the Partnership. The General Partner (or an affiliate) may make loans to the Partnership or a co-investment, joint venture or participation entity, which will accrue interest at the greater of the General Partner’s (or its affiliate’s) actual cost of funds or the prime rate as reported in the Wall Street Journal plus 200 bps, adjusted monthly.

8.03 Rights of Limited Partners.

(a)	On 10 days' demand, made in a written record received by the Partnership, a Limited Partner may inspect and copy any information required to be maintained pursuant to Section 15901.1 of the Act during regular business hours in the Limited Partnership's designated office.

(b)	During regular business hours and at a reasonable location specified by the Limited Partnership, a Limited Partner may inspect and copy, at the expense of the Limited Partner, true and full information regarding the state of the activities and financial condition of the Limited Partnership and other information regarding the activities of the Limited Partnership in accordance to Section 15903.04 of the Act.

8.04 Liability of the General Partner and Other Persons; Indemnity. The Partnership does hereby agree to protect, defend, indemnify and hold the General Partner, its officers, directors, shareholders and authorized agents, and any Person serving at the request of the Partnership as a manager, managing member, employee or agent of any other entity (each a “Indemnified Party”), harmless from and against any liability, cost, loss, expense (including, without limitation, attorney’s fees) or damage (or collectively, "Losses") suffered by such Indemnified Party by reason of anything that they, or any of them, may do or refrain from doing hereafter for and on behalf of the Partnership or otherwise in their designated capacities, and in furtherance of the interests of the Partnership. Moreover, the General Partner shall not be liable to the Partnership or the Limited Partners because any taxing authorities disallow or adjust any deductions or credits in the Partnership’s income tax returns.

The General Partner shall indemnify and hold harmless the Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that (i) such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and (ii) are incurred by reason of the General Partner’s bad faith, fraud, misfeasance, misconduct, negligence or reckless disregard of its duties.

The Partnership shall pay or reimburse in advance of the final disposition of a proceeding any reasonable expenses incurred by any Indemnified Party who was, is or is threatened to be, made a named defendant or respondent in such a proceeding after the Partnership receives a written affirmation by such Indemnified Party of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification as set forth herein, and a written undertaking by such Indemnified Party to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements.

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The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent is not of itself determinative that the Person did not meet the requirements set forth herein. A Person shall be deemed to have been found liable in respect of any claim, issue or matter only after the Person shall have been finally so adjudged by a court of competent jurisdiction and no opportunity for appeal then exists. The protection and indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which such Person may be entitled, under any agreement, insurance policy or vote of the Partners, or otherwise.

8.05 Limitations Upon Powers and Liability of the Limited Partners. Except as otherwise set forth in this Agreement, the Limited Partners shall have no right, power or authority to act for or bind the Partnership. Except as otherwise set forth in this Agreement, the Limited Partners shall take no part in the conduct or control of the Partnership business, except that the Limited Partners shall have the right to vote upon the following matters:

(a)	The Partnership Agreement may be amended or modified from time to time only by a written instrument adopted by the General Partner and executed and agreed to by the Limited Partners holding a Majority of the Interests; provided, however, that: (i) an amendment or modification reducing a Limited Partner’s allocations or share of distributions (other than to reflect changes otherwise provided by the Partnership Agreement) is effective only with that Limited Partner’s consent; (ii) an amendment or modification reducing the required allocations or share of distributions or other measure for any consent or vote in the Partnership Agreement is effective only with the consent or vote specified in the Partnership Agreement prior to such amendment or modification; and (iii) an amendment that would modify the limited liability of a Limited Partner is effective only with that Limited Partner’s consent. The Partnership Agreement may be amended by the General Partner without the consent of the Partners: (i) to correct any errors or omissions, to cure any ambiguity or to cure any provision that may be inconsistent with any other provision hereof or with any subscription document; or (ii) to delete, add or modify any provision required to be so deleted, added or modified by the staff of the Department of Corporations of Florida or similar official, when the deletion, addition or modification is for the benefit or protection of any of the General Partner and/or Limited Partners.

(b)	The Limited Partners holding 75% of the Interests can vote to dissolve the Partnership. However, the Partnership can be dissolved as a result of other actions that do not require the vote of the Limited Partners, as set forth in the Partnership Agreement.

(c)	Removal for Cause. The Limited Partners, by an affirmative vote of more than 75% of the Investor Interests entitled to vote, shall have the right to remove the General Partner at any time solely “for cause.” For purposes of this Limited Partnership Agreement, removal of the General Partner “for cause” shall mean removal due to the:

(i) conviction or judgment for gross negligence or fraud of the General Partner,

(ii) conviction or judgment for willful misconduct or willful breach of this Limited Partnership Agreement by the General Partner,

(iii) bankruptcy or insolvency of the General Partner, or

If the General Partner or an Affiliate owns any Investor Interests, the General Partner or the Affiliate, as the case may be, shall not participate in any vote to remove the General Partner.

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(d)	Any vacancy caused by the removal of any General Partner shall be filled by the affirmative vote of the Limited Partners holding a majority of the Interests at a special meeting called for that purpose.

(e)	Upon the Partnership obtaining Capital Contributions of $50,000,000.00, the General Partner shall not admit any person as a Limited Partner, other than as a substituted Limited Partner, without the consent of the General Partner and the Limited Partners holding all of the Interests.

(f)	If the General Partner shall fail or refuse to serve, the “tax matters partner” shall be a Limited Partner who is designated as such by the Limited Partners holding a majority of the Interests.

(g)	The Limited Partners holding 75% of the Interests can vote to dissolve the Partnership. However, the Partnership can be dissolved as a result of other actions that do not require the vote of the Limited Partners, as set forth in Section 11.01 herein.

In any circumstances requiring the approval or consent of the Limited Partners as specified in this Agreement, such approval or consent shall, except as expressly provided to the contrary in this Agreement, be given or withheld in the sole and absolute discretion of the Limited Partners and conveyed in writing to the General Partner not later than twenty (20) days after such approval or consent was requested by the General Partner. The General Partner may require a response within a shorter time, but not less than five (5) Business Days. A failure to respond in any such time period shall constitute a vote that is consistent with the General Partner’s recommendation with respect to the proposal. If the General Partner receives the necessary approval or consent of the Limited Partners to such action, the General Partner shall be authorized and empowered to implement such action without further authorization by the Limited Partners.

ARTICLE IX
ACCOUNTING

9.01 Books and Records. The Partnership shall maintain true and accurate books and financial records in such a manner as to clearly separate all income and expenses. For financial and income tax purposes, the Partnership shall elect to use those accounting principles which the General Partner determines will be most beneficial to the Partnership and the Partners.

9.02 Location and Availability of Records. All books and records of the Partnership shall be kept and maintained at the principal office of the Partnership or such other place as designated by the General Partner, and shall during regular business hours, be available for inspection and duplication by the Partners and their designated representatives, including attorneys, auditors and accountants.

9.03 Annual Statements and Tax Returns. Within ninety (90) days after the close of each fiscal year, the General Partner shall cause to be prepared, at the expense of the Partnership, financial statements by the Partnership accountants, which shall be audited by an independent certified public accountant, as selected by the General Partner in its sole discretion. Such financial statements shall include a balance sheet of the Partnership as of the last day of such fiscal year, an income or loss statement of the Partnership for such fiscal year, a statement of each Partner’s Capital Account as of the last day of such fiscal year, and all other information customarily shown on financial statements. Further, the General Partner, at the expense of the Partnership, shall cause to be prepared and distributed to the Partners, all required federal and state partnership tax returns, including information returns reflecting each Partner’s distributive Share of tax items.

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9.04 Quarterly Reports. As soon as practicable after the end of each of the first three quarters of each fiscal year, but in no event later than forty-five (45) days following the end of each such quarter, the General Partner shall prepare and email, mail or make available on its secure website to each Limited Partner (i) the Partnership’s financial statements as of the end of such fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of the Properties of the Partnership, including the cost of all Properties, and (iii) a report reviewing the Partnership’s activities and business strategies for such quarter and an update of such Limited Partner’s Capital Account.

9.05 Annual Valuation. On an annual basis to be determined in the discretion of the General Partner, the General Partner shall provide the Limited Partners with a valuation of all Mortgage Loans and Properties held by the Partnership prepared either by an independent, third-party valuation firm to be hired at the sole discretion of the General Partner or another methodology as deemed appropriate by the General Partner.

9.06 Fiscal Year. The fiscal year of the Partnership shall be the calendar year unless otherwise determined by the General Partner.

9.07 Bank Accounts. All receipts, funds and income of the Partnership shall be deposited in an account with such bank or banks selected by the General Partner. Disbursements from such account may be made on the signature of the General Partner.

ARTICLE X
TRANSFERS OF PARTNERSHIP INTERESTS

10.01 General Restriction. Except as permitted in Section 10.06 below, no Partner may transfer, sell, convey, assign, pledge, hypothecate or encumber in any manner his, her or its respective Partnership Interest without the prior written approval of the General Partner, which approval may be withheld in the General Partner’s sole and absolute discretion. No Partner shall make any disposition of all or any part of their respective Partnership Interest which will result in the violation by such Partner or by the Partnership of any federal or applicable state securities laws. In the discretion of the General Partner, no Partnership Interest may be transferred unless an opinion of counsel is given, satisfactory to the General Partner and its counsel, that registration is not required. Any such transfer must otherwise be in compliance with the terms and provisions of this Article X.

10.02 Admission of Substituted Partner. If a Partner transfers all or any portion of his, her or its Partnership Interest as permitted by Section 10.01above and such transferee is designated by the transferor Partner as a substituted Partner, such transferee shall be entitled to be admitted to the Partnership as a “Substituted Partner”, and this Agreement shall be amended to reflect such admission, provided that the following conditions are complied with:

(a)	The General Partner shall approve the form and content of the instrument of assignment;

(b)	The transferor Partner and his, her or its Substituted Partner execute and acknowledge such other instrument or instruments as the General Partner deems necessary to effectuate such admission;

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(c)	The Substituted Partner in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended and is a resident of Florida; and

(d)	Such transferor Partner or the Substituted Partner pays, (i) a fee not to exceed Fifteen Hundred Dollars ($1,500.00) to the Partnership for administrative costs associated with the sale, assignment or transfer of such Partnership Interest, and (ii) such other expenses, as the General Partner may determine is necessary to effectuate such admission, including, without limitation, legal fees and costs.

(e)	In the event of the death, disability, incapacity or adjudicated incompetency of a Limited Partner or if a Limited Partner becomes bankrupt, his, her or its rights as a Limited Partner to share in the Partnership’s distributions and allocations and to assign his, her or its interest or cause the substitution of a substituted Limited Partner will transfer to his, her or its personal representative, administrator, guardian. conservator, trustee in bankruptcy or other legal representative (“Successor”). In the event Interests are held in joint tenancy, such Interests will pass to the surviving joint tenant. The Successor will be liable for all the obligations as a Limited Partner and may become a substitute Limited Partner with respect to the Interests.

An assignee of a Partnership Interest, or portion thereof, who does not become a Substituted Partner shall have no right to require any information or account of the Partnership’s transactions, to inspect the Partnership books, or to vote on any of the matters as to which a Partner would be entitled to vote under this Agreement.

10.03 Partition; Bankruptcy; Dissolution. No Partner shall have the right to make application or proceeding for a dissolution and accounting unless such dissolution arises by reason of the events described in Section 11.01 below, and, upon any breach of the provisions of this Section by any Partner, the other Partners (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding. No bankruptcy or insolvency of a Limited Partner shall cause a dissolution of the Partnership.

10.04 Tax Elections. In the event of the transfer of an interest in the Partnership, the death of a Partner, or the distribution of any property of the Partnership to a Partner, the Partnership shall, at the request of the party acquiring such interest or property, elect pursuant to Section 734 of the Code, and any like state provision or any corresponding provision of succeeding law, to adjust the basis of the Partnership property. Each Partner agrees to provide the Partnership with all information necessary to give effect to such election. Subject to the provisions of Regulation Section 1.704-1(b), adjustments to the adjusted tax basis of Partnership property under Sections 743 and 732(d) of the Code shall not be reflected in the Capital Account of the transferee Partner or on the books of the Partnership, and subsequent Capital Account adjustments for distributions, depreciation, amortization, and gain or loss with respect to such property shall disregard the effect of such basis adjustment.

10.05 Tax Controversies. For the purposes of receiving notice from the Internal Revenue Service on behalf of the Partnership, keeping each Partner informed of all administrative and judicial proceedings relating to tax matters at the Partnership level, and for all other relevant purposes concerning the Partnership’s tax matters, the General Partner is hereby designated the “Tax Matters Partner” of the Partnership with all of the rights, duties, powers and obligations provided for in Section 6221 of the Code.

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10.06 Permitted Transfers. Notwithstanding the provision of Section 10.01 above to the contrary, the following transfers by the Partners shall not require the prior consent of the Limited Partners:

(a)	With the written consent of the General Partner, any Partner who is a person may transfer his or her Partnership Interest or any portion thereof to a trust established for the exclusive benefit of such Partner, his or her spouse and/or lineal descendants, provided such Partner acting alone may bind the trust;

(b)	Any Partner who is a person may transfer his or her Partnership Interest to his or her spouse and/or lineal descendants by will upon the death of such Partner;

(c)	Any Successor to a Limited Partner pursuant to Section 10.02(e); and

(d)	With the written consent of the General Partner, any Partner may transfer such Partner’s Partnership Interest to any other Partner.

(e)	Subject to transfer restrictions imposed on the Interests, transfers shall be permitted without a transfer fee for Partners holding Interests through a qualified plan (i.e. any pension, profit sharing or stock bonus plan that is qualified under Code Section 401(a)), tax exempt entities, including individual retirement accounts (i.e. IRA and Roth IRA).

Any such permitted transferee shall receive and hold such Partnership Interest or portion thereof subject to the terms of this Agreement and to the obligations hereunder of the transferor Partner and there shall be no further transfers of such Partnership Interest or portion thereof except to a person or entity to whom such Partnership Interest could have been transferred in accordance with the provisions of this Article X. No transfer of a Partnership Interest shall relieve the liability of the transferor Partner of his, her or its obligations under this Agreement without the prior written consent of all of the Partners.

10.07 Withdrawal Policy of the Partnership. No Limited Partner may withdraw within the first 6 months a Limited Partner's admission to the Partnership. Thereafter, the Partnership will use its best efforts to honor requests for a return of capital subject to, among other things, the Partnership’s then available cash flow, financial condition, and approval by the General Partner. The maximum aggregate amount of capital that the Partnership will return to the Limited Partners each calendar quarter is limited to 10% of the total outstanding capital of the Partnership as of December 31 of the prior year. Notwithstanding the foregoing, the General Partner may, in its sole discretion, waive such withdrawal requirements if a Limited Partner is experiencing undue hardship.

(a)	Requests for Withdrawal. Limited Partners may submit a written request for withdrawal as a Limited Partner of the Partnership and may receive a 97% return of capital provided that the following conditions have been met: (a) the Limited Partner has been a Limited Partner of the Partnership for a period of at least six (6) months; and (b) the Limited Partner provides the Partnership with a written request for a return of capital at least ninety (90) days prior to such withdrawal (“Withdrawal Request”).

(b)	Return of Capital. Limited Partners may submit a request for withdrawal as a Limited Partner of the Partnership and may receive a 98% return of capital provided that the following conditions have been met: (a) the Limited Partner has been a Limited Partner of the Partnership for a period of at least twelve (12) months; and (b) the Limited Partner provides the Partnership with a Withdrawal Request at least ninety (90) days prior to such requested withdrawal.

Limited Partners may submit a request for withdrawal as a Limited Partner of the Partnership and may receive a 100% return of capital provided that the following conditions have been met: (a) the Limited Partner has been a Limited Partner of the Partnership for a period of at least twenty-four (24) months; and (b) the Limited Partner provides the Partnership with a Withdrawal Request at least ninety (90) days prior to such requested withdrawal.

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(c)	Establishment of Reserves. The Partnership will not establish a reserve from which to fund withdrawals of Limited Partners’ capital accounts and such withdrawals are subject to the availability of cash in any calendar quarter to make withdrawal distributions (“Cash Available for Withdrawals”) only after: (i) all current Partnership expenses have been paid (including compensation to the General Partner, Manager and its affiliates as described in this Offering Circular); (ii) adequate reserves have been established for anticipated Partnership operating costs and other expenses and advances to protect and preserve the Partnership’s investments in Mortgage Loans or Properties; and (iii) adequate provision has been made for the payment of all monthly cash distributions owing to Limited Partners.

If at any time the Partnership does not have sufficient Cash Available for Withdrawals to distribute the quarterly amounts due to all Limited Partners that have outstanding withdrawal requests, the Partnership is not required to liquidate any Mortgage Loans or Properties for the purpose of liquidating the capital account of withdrawing Limited Partners. In such circumstances, the Partnership is merely required to distribute that portion of the Cash Available for Withdrawals remaining in such quarter to all withdrawing Limited Partners pro rata based upon the relative amounts being withdrawn as set forth in the Withdrawal Request.

(d)	ERISA. Notwithstanding the foregoing, the General Partner reserves the right to utilize all Cash Available for Withdrawals to liquidate the capital accounts of deceased Limited Partners or ERISA plan investors in whole or in part, before satisfying outstanding withdrawal requests from any other Limited Partners. The General Partner also reserves the right, at any time, to liquidate the capital accounts of ERISA plan investors to the extent the General Partner determines, in its sole discretion, that any such liquidation is necessary in order to remain exempt from the Department of Labor’s “plan asset” regulations. Additionally, the General Partner has the discretion to limit aggregate withdrawals during any single calendar year to not more than 10% of the total Partnership capital accounts of all Limited Partners that were outstanding at the beginning of such calendar year.

(e)	General Partner Election to Liquidate a Limited Partner. At any time for any reason, the General Partner may elect to liquidate a Limited Partner’s interest. The General Partner shall provide notice of liquidation to the Limited Partner in writing. Upon return of the Capital Account Balance and any unpaid and earned Preferred Returns to the Limited Partner, said Limited Partner shall no longer be a Limited Partner of the Partnership.

ARTICLE XI
DISSOLUTION OF THE PARTNERSHIP

11.01 Events of Dissolution. The Partnership shall be dissolved upon the first to occur of the following events (“Dissolution Event”):

(a)	the happening of any other event that makes it unlawful, impossible or impractical to carry on the business of the Partnership;

(b)	the vote of the Limited Partners holding an aggregate Percentage Interest of more than 75%; or

(c)	the General Partner ceases to be a general partner of the Partnership and a Majority of Interest of the Limited Partners elect not to continue the business of the Partnership.

(d)	the General Partner, in its sole discretion, may elect to dissolve the Partnership at any time.

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11.02 Termination. Upon dissolution of the Partnership by reason of the occurrence of a Dissolution Event as described in Section 11.01 above or by operation of law (except for a technical dissolution pursuant to Section 708 of the Code), the Partners shall proceed to the winding up of the affairs of the Partnership. During such winding up process, the Net Profits, Net Losses and cash flow shall continue to be shared by the Partners in accordance with this Agreement.

11.03 Distribution. Upon the liquidation of the Partnership, other than the termination of the Partnership under Section 708(b)(1)(B) of the Code, the Liquidator shall proceed to the winding up of the affairs of the Partnership in accordance with the provisions of this Article XI. Notwithstanding the provisions of Article VII above, the proceeds from the liquidation of the Partnership shall be applied and distributed in the following order of priority:

(a)	First, in accordance with Section 15905.3 of the Act and then, to the payment of debts and liabilities of the Partnership, and the expenses of liquidation;

(b)	Next, to the setting up of any reserves which the General Partner deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership;

(c)	Next, in accordance with Section 7.02 above;

ARTICLE XII
REPRESENTATIONS AND WARRANTIES

As of the date hereof, each of the Partners hereby makes each of the following representations and warranties applicable to such Partner, and such warranties and representations shall survive the execution of this Agreement:

(a)	If such Partner is an individual, such individual is a resident of Florida.

(b)	If such Partner is a corporation or a partnership, it is duly organized or duly formed, validly existing and in good standing under the laws of Florida and has the corporate or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Partner has the individual, corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such partner is a corporation or partnership, the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or partnership action. This Agreement constitutes the legal, valid and binding obligation of such Partner, and will not result in the creation or imposition of any lien upon any of the material properties or assets of such Partner or any of its Wholly Owned Affiliates. Neither such Partner nor any of its Affiliates is, nor will the Partnership as a result of such Partner holding an interest in the Partnership be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time. Neither such Partner nor any of its Affiliates is, nor will the Partnership as a result of such Partner holding an interest in the Partnership be, a “holding company,” “an affiliate of a holding company,” or a “subsidiary of a holding company” as defined in, or subject to regulations under, the Public Utility Holding Company Act of 1935, as amended from time to time.

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(c)	Such Limited Partner acknowledges the receipt of written information concerning the Partnership, has thoroughly read the information and understands the nature of the risk involved in the proposed investment; such Limited Partner has been advised that a representative of the General Partner is available to answer questions about the acquisition of such Limited Partner’s Interest; and such Limited Partner has asked any questions of the General Partner which such Partner desires to ask and has received answers from the General Partner with respect to all such questions.

(d)	Such Limited Partner is experienced and knowledgeable in business and financial matters and in real estate investments in general and with respect to investments similar to the investment in this Partnership and such Partner is capable of evaluating the merits and risks of investing in this Partnership, or such Limited Partner has obtained qualified and experienced independent advice with respect to evaluating the merits and risks of such Limited Partner’s investments in this Partnership and in such Interest which such Limited Partner has relied upon in making such Limited Partner’s investment decision, and such Limited Partner can afford to bear the economic risk of this investment.

(e)	Such Limited Partner recognizes that the Partnership is being organized through this Agreement and has no history of operations or earnings and is of a speculative nature.

(f)	Such Limited Partner is making such investment for such Limited Partner’s own account and not for the account of others and is not entering into this Agreement with the present intention of selling, transferring or subdividing all or any portion of the Partnership Interest acquired, and presently intends to hold the same until the Partnership is terminated.

(g)	Such Limited Partner is financially able to comply with such Limited Partner’s obligations hereunder; and such Limited Partner has adequate means of providing for such Limited Partner’s current financial needs and possible personal contingencies, exclusive of such Limited Partner’s investment in the Partnership;

(h)	Such Limited Partner recognizes that the General Partner and Affiliates of the General Partner may be or engage in businesses which are competitive with that of the Partnership, and such Limited Partner agrees to such activities even though there are conflicts of interest inherent therein.

Such Limited Partner agrees to notify the General Partner immediately if any representation and warranty should be or become untrue.

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ARTICLE XIII
MISCELLANEOUS

13.01 Notices. All written notices and demands of any kind which any party may be required or may desire to serve on the other in connection with this Agreement may be served by (a) personal service, (b) registered or certified mail with return receipt requested (deposited in the United States mail with postage thereon fully prepaid), (c) a reliable overnight courier such as Federal Express, or (d) facsimile and addressed to the party to be served as follows:

(a)	If to the Partnership, to the Partnership at the address set forth in Article II hereof;

(b)	If to the General Partner, to the address set forth for the General Partner in Exhibit “A” hereof; and

(c)	If to a Limited Partner, to the address set forth for such Limited Partner in Exhibit “A” attached hereto.

Such notice or demand shall be deemed received upon the earlier of (A) if personally delivered or via overnight courier, the date of delivery to the address of the person to receive such notice; (B) if mailed, upon the date of receipt as disclosed on the return receipt; or (C) if given by facsimile, when sent, provided that such notice or demand is confirmed within forty-eight (48) hours by letter served in accordance with subsection (a) through (c) of this Section above. Such addresses may be changed by giving written notice to the other parties in the manner set forth in this Section. Service of any such notice or demand so made by mail shall be deemed complete on the date of delivery as shown by the addressee’s registry or certification receipt.

13.02 Power of Attorney. Each of the Limited Partners irrevocably constitutes and appoints the General Partner as his, her or its true and lawful attorney-in-fact, with full power of substitution and with full power and authority for him, her or it and in his, her or its name, place and stead, to execute, acknowledge, publish and file:

(a)	this Partnership Agreement, the Articles of Organization of the Partnership, and any amendments hereto or thereto or cancellations thereof required under the laws of the State of Florida;

(b)	Any other certificates, instruments and documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business; and

(c)	Any documents which may be required to effect the continuation of the Partnership, the admission of an additional or substituted Limited Partner, or the dissolution and termination of the Partnership.

The power of attorney granted above is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death of a Limited Partner or the delivery of an assignment of Interests by a Limited Partner; provided, that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, such power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, file and record any instrument necessary to effect such substitution.

13.03 Section Headings. The Article and Section headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

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13.04 Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

13.05 Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender shall each include the neuter, feminine and masculine, as applicable, and singular number shall include the plural, and vice versa.

13.06 Entire Agreement. This Agreement contains the entire understanding between the parties hereto, and supersedes any prior or contemporaneous understanding or agreements between them respecting the within subject matter.

13.07 Time. Time is of the essence of this Agreement.

13.08 Governing Law. The provisions of this Agreement shall be construed and enforced in accordance with the law of the State of Florida.

13.09 Attorneys’ Fees. Should any litigation be commenced between any parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for his, her, its or their attorneys’ fees in such litigation.

13.10 Cumulative Remedies. No right or remedy herein contained shall be exclusive of any other right or remedy a Partner may have as herein provided or as may be available at law or in equity. Each Partner hereto shall, in addition to all other rights provided herein or as may be provided by law, be entitled to all legal and equitable remedies including those of damages for breach, specific performance and injunction, to enforce his, her or its rights hereunder.

13.11 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than as to which it is so determined invalid or unenforceable shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

13.12 General Partner’s Discretion. In every instance in this Agreement where the General Partner is to make a determination, any such determination shall be in the sole and absolute discretion of the General Partner without regard to any standard of reasonableness or good faith implied.

13.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same document.

13.14 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words “herein”, “hereof”, “hereunder” and “hereby” and other similar references shall be construed to mean and include this Agreement and all amendments thereof and supplements hereto unless the context shall clearly indicate or require otherwise. The word “including” means “including, without limitation.”

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IN WITNESS WHEREOF, the General Partners have executed this Agreement as of the date first written above and each Limited Partner shall be deemed to execute this Agreement upon execution of a Subscription Agreement.

“General Partner”	Preferred Fund Manager, LLC., a Florida limited liability company ______________________________ John Parrett

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GLOSSARY

Unless the context otherwise clearly requires, the defined terms used in this Agreement shall have the meanings specified below:

“Act” means the FLORIDA REVISED UNIFORM LIMITED PARTNERSHIP ACT OF
2005, as amended from time to time.

“Adjusted Capital Account” is defined in Section 6.07(a) of this Agreement.

“Affiliate” means (i) any person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question, (ii) any officer, director, trustee, employee or beneficial holder of an interest of ten percent (10%) or more in any person referred to in clause (i) above. For purposes of this definition, the term “control” means the ownership of ten percent (10%) or more of the beneficial interest or the voting power of the appropriate person.

“Agreement” means this Agreement of Limited Partnership of Bridgewell Preferred Income Fund, L.P., a Florida limited partnership, and includes and incorporates each exhibit, if any, attached hereto.

“Capital Account” means with respect to each Partner, an account established on the books of the Partnership for each Partner which shall be credited with: (i) the amount of money contributed by such Partner, (ii) the fair market value of any property contributed by such Partner, and (iii) Net Profits properly allocable to such Partner, including items of income and gain properly allocable to such Partner with respect to any property contributed by such Partner that has a book value different from its adjusted basis at the time of contribution. Each Partner’s Capital Account shall be charged with (a) the amount of Cash Flow distributed to such Partner, (b) the fair market value of any property distributed in kind to such Partner, and (c) the amount of Net Losses allocated to such Partner, including items of loss or deduction properly allocable to such Partner with respect to any property contributed by such Partner that has a book value different from its adjusted basis at the time of contribution to the Partnership. Notwithstanding anything to the contrary contained herein, the Capital Accounts of the Partners shall at all times be maintained in accordance with the requirements of the Code and the Regulations promulgated thereunder, including, without limitation, Regulation Section 1.704(b).

“Capital Contribution” with respect to each Partner is set forth in Exhibit “A” to this Agreement.

“Capital Transaction” means the sale or refinancing of one or more Mortgage Loans or Properties of the Partnership.

“Cash Flow” means the cash proceeds realized by the Partnership plus cash interest payments received with respect to such proceeds, decreased by the sum of: (i) the amount of such proceeds applied by the Partnership to pay debts and liabilities of the Partnership; and (ii) any reserve established by the General Partner for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Dissolution Event” is defined in Section 11.01 of this Agreement.

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“Effective Date” means the date first set forth in this Agreement.

“Fiscal Year” means (i) the period commencing on the effective date of this Agreement and ending on December 31, 2016, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Article VI of this Agreement.

“General Partner” means Preferred Fund Manager, LLC a Florida limited liability company.

“Interest Rate” means a sum equal to seven percent (7%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be for the actual number of days in the year for which the interest is being determined, cumulative but not compounded.

“Interests” means units of Partnership Interest, with each Interest representing an investment of $1,000.00 in the Partnership, or such lesser investment as may be approved by the General Partner in its sole and absolute discretion. The number of Interests of each Partner shall be set forth opposite the name of the Partner in Exhibit “A” to this Agreement. Notwithstanding anything to the contrary herein, although a Limited Partner’s distributions pursuant to Article VII shall be based on the number of Interests held by such Limited Partner, a Partner’s distributions pursuant to Article VII, governing Preferred Return distributions, shall be based on the actual Capital Contribution of such Partner and not the number of Interests held by such Partner.

“Last Closing”means the last day on which subscribers are admitted as Limited Partners.

“Limited Partners” means those Persons identified as “Limited Partners” in Exhibit “A” to this Agreement, as may be amended from time to time pursuant to the terms of this Agreement. “Limited Partner” means any one of the Limited Partners as may be applicable.

“Liquidator” means the General Partner at the time of the dissolution of the Partnership; provided, however, if there is no General Partner at the dissolution of the Partnership and a Trustee is appointed, then the Trustee.

“Majority in Interest of the Limited Partners” means the Limited Partners with an aggregate Percentage Interest, at such time the vote is being made, of more than fifty percent (50%).

“Mortgage Loan” shall mean those assets acquired by the Partnership that may include (i) real estate secured loans (fixed and variable interest rate), including first and second mortgage loans, mezzanine loans, subordinated mortgage loans, subordinated loans secured by real estate, preferred equity real estate investments, bridge loans, real estate secured loans where a portion of the return is dependent upon performance based metrics and other loans secured by real estate.

“Net Profits” and “Net Losses” mean with respect to each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss, as the case may be relative to such fiscal year or period, determined in accordance with Section 703(a) of the Code. For this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code should be included in taxable income or loss.

“Operating Cash Flow” means Cash Flow from operation of Partnership Assets, and does not include any Cash Flow from Capital Transactions.

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“Partners” means the Limited Partners and General Partner, collectively. “Partner” means any one of the Partners as may be applicable.

“Partnership” means the partnership created pursuant to this Agreement.

“Partnership Assets”means those assets and properties procured for the purposes of advancing the objectives of the Partnership. See also “Mortgage Loans” and “Property(ies.)”

“Partnership Interest” means in respect to any Partner all of such Partner’s right, title and interest in and to the Net Profits, Net Losses and Cash Flow of the Partnership or the capital thereof or any interest therein.

“Percentage Interest” of each Partner shall be the percentage that results from multiplying one hundred (100) by the quotient of the number of Interests held by such Partner divided by the total number of Interests held by all of the Partners of the Partnership. The Percentage Interest of each Partner shall be set forth opposite the name of the Partner in Exhibit “A” to this Agreement, as such percentage may be adjusted from time to time pursuant to the terms of the Agreement.

“Person” is defined in Section 15901.02(y) of the Act.

“Preferred Return” means respect to all Capital Contributions, a sum equal to seven percent (7%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days in the period for which the Preferred Return is being determined, cumulative but not compounded, of the time-weighted average daily balance of the aggregate Adjusted Capital Contributions of the Limited Partners from time to time during the period to which the Preferred Return relates.

“Property(ies)” means any real property that the Partnership acquires in order to carry out the purpose of the Partnership as defined in Article IV.

“Regulation” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code.

“Restoration Amount” is defined in Section 6.04 of this Agreement.

“Share” means, with respect to any Partner, a percentage equal to such Partner’s Percentage Interest divided by the aggregate amount of Percentage Interests of all Partners in the group in question.

“Subscription Agreement” means the agreement by which a Limited Partner agrees to purchase Interests and to become a Limited Partner subject to the terms of this Agreement.

“Substituted Partner” is defined in Section 10.02 of this Agreement.

“Tax Matters Partner” is defined in Section 10.05 of this Agreement.

“Temporary Investments” means Capital Contributions not otherwise invested, which have been deposited for the benefit of the Partnership in one or more accounts maintained in the name of the Partnership or any Affiliates in such financial institutions as the General Partner shall determine, short-term liquid securities, or other cash-equivalent assets.

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